Exhibit 99.1

MiddleBrook Pharmaceuticals Completes Sale of Assets

WESTLAKE, Texas (August 2, 2010) MiddleBrook Pharmaceuticals, Inc. (OTCQB: MBRKQ) (“MiddleBrook” or the “Company”) completed the previously announced sale of substantially all of its assets to Victory Pharma, Inc. (“Victory”) on July 30, 2010 in a sale conducted under the provisions of Section 363 of the U.S. Bankruptcy Code and approved by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on July 28, 2010 (the “363 Sale”).

The aggregate consideration received by MiddleBrook was comprised of approximately $17.3 million in cash plus the assumption of certain trade sales and other product-related liabilities by Victory. MiddleBrook anticipates that, after it files a Chapter 11 Plan of Liquidation with the Bankruptcy Court, the net proceeds of the 363 Sale will first be used to satisfy in full the claims of the Company’s creditors. Although MiddleBrook anticipates distributing any remaining proceeds of the 363 Sale to the Company’s common stockholders, the Company can offer no assurance that any amounts will be available for such distribution.

Gleacher & Company acted as exclusive Financial Advisor to MiddleBrook in connection with the restructuring and sale process. Alston & Bird LLP acted a counsel to MiddleBrook in the 363 Sale.

For more information about the status of MiddleBrook’s bankruptcy, see http://www.kccllc.net/MiddleBrook

About MiddleBrook Pharmaceuticals

MiddleBrook Pharmaceuticals, Inc. (OTCQB: MBRKQ) is a company that focused on commercializing anti-infective products to fulfill unmet medical needs. MiddleBrook developed a proprietary delivery technology, PULSYS™, that enables the pulsatile delivery, or delivery in rapid bursts, of certain drugs. Prior to the 363 Sale, MiddleBrook marketed MOXATAG®, the first and only FDA-approved once-daily amoxicillin, and KEFLEX® (cephalexin, USP), the immediate-release brand of cephalexin. For more information about MiddleBrook, please visit www.middlebrookpharma.com. References to “we,” ‘‘us,” “our,” ‘‘MiddleBrook,” or the “Company,” refer to MiddleBrook Pharmaceuticals, Inc., and its subsidiaries.

About Victory Pharma
Founded in 2003, Victory Pharma, Inc. is a privately held specialty pharmaceutical company headquartered in San Diego, CA focused on acquiring, developing, and marketing products to treat pain and related conditions. Victory markets its lead product, NAPRELAN® (naproxen sodium) Controlled-Release Tablets and other pain products to pain management specialists, rheumatologists, orthopedic surgeons, and selected primary care physicians through its physician office-based field sales force. Further information regarding Victory Pharma is available at www.victorypharma.com.

NAPRELAN® is a trademark of Elan Corporation, plc.

Please see full prescribing information including BOXED warning regarding cardiovascular and gastrointestinal risks at www.naprelan.com

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH - News), is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis services. For more information, please visit www.gleacher.com.

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FORWARD-LOOKING STATEMENTS

Some of the statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s ability to pay claims of its creditors in full or make any distributions to the Company’s common stockholders in the bankruptcy process. In some cases, forward-looking statements are identified by words such as “intend,” “believe,” “anticipate,” “expect,” “estimate,” “will,” “may,” “should,” “could,” “would” and similar expressions. Such forward-looking statements reflect MiddleBrook’s current plans, beliefs, estimates and views and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others, the Company’s ability to manage its relationships with its creditors during the Chapter 11 process; the Company’s ability to manage expenses and fund its working capital needs during the Chapter 11 process; and other risks identified in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in MiddleBrook’s Annual Report on Form 10-K for the year ended Dec. 31, 2009, and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. MiddleBrook undertakes no obligation to update publicly or review any of the forward-looking statements made in this press release, whether as a result of new information, future developments or otherwise.

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Source: MiddleBrook Pharmaceuticals, Inc.
Investor Relations/Media Contact: David Becker 817-837-1200